Exhibit 10.49

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 5th day of October, 2007 by and between OYSTER POINT TECH CENTER, LLC, a Delaware limited liability company (“Landlord”), and MONOGRAM BIOSCIENCES, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant, as successor in interest to VIROLOGIC, INC., a California corporation, are parties to that certain Lease dated as of May 25, 1999 (the “Original Lease”). Pursuant to the Original Lease, Landlord leases to Tenant and Tenant leases from Landlord approximately 40,410 rentable square feet of space (the “Premises”), which is the entirety of the building located at 345 Oyster Point Boulevard, South San Francisco, California 94080 (the “Building”) as part of a (1) building project totaling 40,410 square feet, commonly known as 345 Oyster Point Boulevard, South San Francisco, California 94080 (the “Project”), as such Premises, Building and Project are more particularly described in the Original Lease.

B. Landlord and Tenant desire to amend the Original Lease to, among other things, extend the term of the Original Lease, all in accordance with the terms and conditions set forth below.

C. All capitalized terms used herein but not specifically defined in this Amendment shall have the meanings ascribed to such terms in the Original Lease. The term “Lease” where used in the Original Lease and this Amendment shall hereafter refer to the Original Lease, as amended by this Amendment.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Premises and Project. Notwithstanding anything to the contrary contained in the Original Lease, Landlord and Tenant each hereby agree that as of the date of this Amendment, the Premises contains 40,410 rentable square feet, the Building contains 40,410 rentable square feet and the Project contains one building totaling 40,410 rentable square feet on approximately 2.043 acres of land, as more particularly shown on Exhibit “A” attached hereto; provided, however, that nothing contained herein shall restrict Landlord from re-measuring the Premises, the Building or the Project as provided in the Lease.

2. Term of Lease. Notwithstanding anything to the contrary contained in the Original Lease, the term of the Original Lease is hereby extended through and including April 30, 2018 (the “First Amendment Expiration Date”). The period commencing March 1, 2010 (the “First Amendment Commencement Date”) through and including the First Amendment Expiration Date shall hereinafter be referred to as the “Extended Term.” Except as expressly provided to the contrary herein, for purposes of Tenant’s duties, obligations and liabilities under the Lease, the Extended Term shall be part of the Lease Term.

3. Base Rent. Notwithstanding anything to the contrary contained in the Original Lease, effective as of the First Amendment Commencement Date, Tenant shall pay Base Rent with respect to the Premises as follows (which Base Rent shall be payable in accordance with the terms of the Original Lease and in addition to all other amounts due under the Lease, as amended, including, without limitation, Tenant’s Proportionate Share of Basic Operating Costs):

Month of Extended Term:	Rent Per Square Foot:	Monthly Base Rent:
1- 2	$3.10 psf per month	$125,271.00
3 –14	$3.20 psf per month	$129,312.00
15 – 26	$3.30 psf per month	$133,353.00
27 – 38	$3.41 psf per month	$137,398.10

39 – 50	$3.52 psf per month	$142,243.20
51 – 62	$3.63 psf per month	$146,688.30
63 – 74	$3.75 psf per month	$151,537.50
75 - 86	$3.87 psf per month	$156,386.70
87 - 98	$4.00 psf per month	$161,640.30

4. Tenant’s Proportionate Share. Effective as of the date of this Amendment, Tenant’s Proportionate Share of the Building shall equal 100.00%, and Tenant’s Proportionate Share of the Project shall equal 100%.

5. Option. Tenant shall continue to have the two (2) successive five (5) year options to extend the term of the Lease as set forth in Section 37.D. of the Original Lease; provided, however, that as of the date of this Amendment, the reference to “$50.00 per rentable square foot” set forth in the last sentence of the second full paragraph of this Section 37.D. is deleted and replaced with “$85.00 per rentable square foot”.

6. No Right of First Offer. Section 37.C. of the Original Lease is hereby deleted in its entirety and Tenant shall not have the Right of First Offer detailed therein.

7. Right to Audit Utility Usage. Notwithstanding anything to the contrary contained in the Original Lease, Tenant agrees that Landlord, at its election, may contact all utility companies providing utility services to the Premises in order to obtain data on the energy being consumed by the occupant of the Premises. Furthermore, Tenant agrees to provide Landlord with its energy consumption data within thirty (30) days after Landlord’s request for the same. Tenant agrees to take such further actions as are necessary in order to further the purpose of this paragraph, including, without limitation, providing to Landlord the names and contact information for all utility providers serving the Premises, copies of utility bills, and other relevant information reasonably requested by Landlord.

8. Parking Density. Notwithstanding anything to the contrary contained in the Original Lease, Tenant agrees that the Parking Density shall be 3.27 non-designated parking spaces per 1,000 square feet of rentable area.

9. Condition of Premises. Tenant shall continue to lease the Premises “as-is”, “with all faults”, and “without any representations or warranties”, subject to Landlord’s obligations to Tenant as provided in the Lease. Tenant agrees and warrants that it has investigated and inspected the condition of the Premises and the suitability of same for Tenant’s purposes, and Tenant hereby waives and disclaims any objection to, cause of action based upon, or claim that its obligations hereunder should be reduced or limited because of the condition of the Premises or the suitability of same for Tenant’s purposes. Tenant acknowledges that neither Landlord nor any agent or employee of Landlord has made any representations or warranty with respect to the Premises or with respect to its suitability for the conduct of Tenant’s business and Tenant expressly warrants and represents that Tenant has relied solely on its own investigation and inspection of the Premises in its decision to enter into this Amendment and to continue to let the Premises in its “as-is” condition.

10. Attorneys’ Fees. In the event either party shall commence an action to enforce any provision of this Amendment, the prevailing party in such action shall be entitled to receive from the other party, in addition to damages, equitable or other relief, and all costs and expenses incurred, including reasonable attorneys’ fees and court costs and the fees and costs of expert witnesses, and fees incurred to enforce any judgment obtained. This provision with respect to attorneys’ fees incurred to enforce a judgment shall be severable from all other provisions of this Amendment, shall survive any judgment, and shall not be deemed merged into the judgment.

11. Broker. Tenant represents and warrants to Landlord that it has not dealt with any broker other than CRESA Partners (who represented Tenant) and CB Richard Ellis (who represented Landlord) with respect to this Amendment. If Tenant has dealt with any other broker or person with respect to this Amendment, it shall be solely responsible for the payment of any fees due said person or firm and Tenant shall protect, indemnify, hold harmless and defend Landlord from any liability in respect thereto.

12. Estoppel. Tenant warrants, represents and certifies to Landlord that as of the date of this Amendment: (a) Landlord is not in default under the Lease; and (b) Tenant does not have any defenses or offsets to payment of rent and performance of its obligations under the Lease as and when same becomes due.

13. Authority. Tenant has full power and authority to enter into this Amendment and the person signing on behalf of Tenant has been fully authorized to do so by all necessary corporate or partnership action on the part of Tenant.

14. Original Lease in Full Force. Except for those provisions which are inconsistent with this Amendment and those terms, covenants and conditions for which performance has heretofore been completed, all other terms, covenants and conditions of the Original Lease shall remain unmodified and in full force and effect. Landlord and Tenant ratify the Original Lease, as amended hereby.

15. Counterparts; Facsimile. This Amendment may be executed in counterparts, each of which shall be deemed an original part and all of which together shall constitute a single agreement. Each party hereto shall be authorized to rely upon the signatures of all of the parties hereto on this Amendment which are delivered by facsimile as constituting a duly authorized, irrevocable, actual, current delivery of this Amendment with original ink signatures of each person and entity.

16. Invalidity of Provisions. If any provision of this Amendment is found to be invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of any such provision shall not affect the validity and enforceability of the remaining provisions hereof.

17. Further Assurances. Each of the parties hereto agrees to execute and deliver all such further documents and to take all such further actions as may be reasonably requested by the other party hereto to effectuate fully the terms and provisions of this Amendment, provided such documents or actions do not limit, reduce or impair the rights of the party upon whom such request is made.

18. Landlord’s Address. From and after the date of this Amendment, all notices to Landlord shall be delivered to Kennedy Associates Real Estate Counsel, Inc., Attn: Senior Vice-President—Asset Management, 1215 Fourth Avenue, Suite 2400, Seattle, WA 98161 Facsimile: (206) 682-4769, with a copy to: Multi-Employer Property Trust c/o Riggs Bank N.A., Attn: Patrick O. Mayberry, Senior Vice President/MEPT, 808 17th St., N.W., 7th Floor, Washington, D.C. 20006-3944 Facsimile: (202) 835-6887, with a further copy to CB Richard Ellis, 101 California Street, Suite 4400, San Francisco, California 94111, Facsimile (415) 772-0459.

19. Cross-Default. Tenant agrees that any Event of Default committed by Tenant under any Lease or other occupancy agreement between Tenant and Landlord, including, without limitation, pursuant to that Lease for 347 Oyster Point Boulevard, South San Francisco, California 94080, shall be an Event of Default under the Lease.

20. Contingency. NOTWITHSTANDING THE FOREGOING OR ANYTHING TO THE CONTRARY CONTAINED HEREIN, THE OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT ARE EXPRESSLY CONDITIONED UPON AND SUBJECT TO THE EXISTING TENANT (AND ANY SUBTENANTS) IN THE BUILDING COMMONLY KNOWN AS 347 OYSTER POINT BOULEVARD, SOUTH, SAN FRANCISCO, CALIFORNIA 94080 ENTERING INTO AN AGREEMENT TERMINATING ITS LEASE AND ALL SUBLEASES UPON TERMS ACCEPTABLE TO LANDLORD IN ITS SOLE AND ABSOLUTE DISCRETION. IF LANDLORD HAS NOT CONFIRMED TO TENANT IN WRITING THAT SUCH TERMINATION AGREEMENT(S) HAVE BEEN ENTERED INTO BY OCTOBER 12, 2007, THEN EITHER PARTY MAY TERMINATE THIS AMENDMENT UPON WRITING NOTICE TO THE OTHER.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment is executed as of the date first written above.

TENANT:

MONOGRAM BIOSCIENCES, INC., a Delaware corporation

By:	/s/ William D. Young
Name:	William D. Young
Title:	Chairman and CEO

By:	/s/ Alfred Merriweather
Name:	Alfred Merriweather
Title:	Sr. VP and CFO

LANDLORD:

OYSTER POINT TECH CENTER LLC, a Delaware limited liability company

By:	NewTower Trust Company Multi-Employer Property Trust, a trust organized under 12 C.F.R. Section 9.18

	By:	Kennedy Associates Real Estate Counsel, L.P., Authorized Signatory

		By:	/s/ Scott M. Matthews
		Name:	Scott M. Matthews
		Its:	Senior Vice President